UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

LANDRY’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	74-0405386
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1510 West Loop South,

Houston, Texas, 77027

(Address of principal executive offices, including zip code)

(713) 850-1010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Report of Completed Interim Review

As previously disclosed in 2006, the Company initiated a voluntary internal review of its historical stock option granting practices. The review was overseen by the Board of Directors, including the independent directors, and conducted by legal counsel who also engaged accounting experts to assist in the review. The review was completed in 2007 and did not find any intentional backdating of options or fraudulent retroactive documentation regarding options. The review identified certain stock option awards for which the Company had historically used an incorrect measurement date to determine the amount of compensation expense to be recognized or failed to record compensation expense in accordance with generally accepted accounting principles. It was determined that the use of these incorrect measurement dates resulted primarily from administrative errors or incomplete granting actions as of the previously used measurement dates. As a result, the Company expects to restate its historical financial statements and has determined that the financial statements for the years 2001 and prior should no longer be relied upon. Although the Company has not completed its financial statements, it believes that the aggregate non-cash charges over the fourteen year period will range between $6.0 million and $8.0 million, after tax.

The Company has voluntarily contacted the Securities and Exchange Commission and informed them of the review and its determination that a restatement of its historical financial statements is appropriate and that the Company’s Form 10-K filing will be delayed. As is standard with any self reporting of this subject matter, the Company expects that the Securities and Exchange Commission will initiate an informal inquiry concerning the foregoing.

Item 9.01 Financial Statements and Exhibits.

No.	Exhibit

99.1	Press Release dated March 16, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDRY’S RESTAURANTS, INC.

March 16, 2007	By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal
Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit Number	Description

99.1	Landry’s Restaurants, Inc. press release dated March 16, 2007.

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